Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Third Quarter 2017 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2017 - Publix’s sales for the third quarter of 2017 were $8.5 billion, a 6.2 percent increase from last year’s $8 billion. Comparable-store sales for the third quarter of 2017 increased 4.3 percent. The company estimates sales increased 3.1 percent due to the impact of Hurricane Irma for the third quarter of 2017.

Net earnings for the third quarter of 2017 were $474.9 million, compared to $421.1 million in 2016, an increase of 12.8 percent. Earnings per share for the third quarter increased to $0.63 for 2017, up from $0.55 per share in 2016. The company estimates the profit on the incremental sales from Hurricane Irma more than offset inventory losses due to power outages and other additional expenses.

Publix’s sales for the first nine months of 2017 were $25.6 billion, a 3 percent increase from last year’s $24.9 billion. Comparable-store sales for the first nine months of 2017 increased 1.2 percent. The company estimates sales increased 1 percent due to the impact of Hurricane Irma for the first nine months of 2017.

Net earnings for the first nine months of 2017 were $1.53 billion, compared to $1.48 billion in 2016, an increase of 3 percent. Earnings per share increased to $2.01 for the first nine months of 2017, up from $1.92 per share in 2016.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Nov. 1, 2017, Publix’s stock price increased from $36.05 per share to $36.85 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“We have faced many hurricanes in our past, but none with the size and impact of Hurricane Irma,” said Publix CEO & President Todd Jones. “I could not be more proud of our associates for their passionate service to our customers before and after the hurricane.”

Publix is privately owned and operated by its 188,000 employees, with 2016 sales of $34 billion. Currently Publix has 1,157 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 20 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###